January 21, 2022

Dear Stockholder:

MacKenzie Realty Capital, Inc. is pleased to announce that after resuming our regular quarterly dividend earlier last year, we are increasing the dividend again, to a rate of $0.08 per common share.  The dividend will be more than supported by cash flow from operations for the quarter ended December 31, 2021.  The dividend is payable to common shareholders of record as of December 31, 2021.

We anticipate continued recovery in the performance of our portfolio and believe that we may be able to continue to increase our dividend rate in the future.  Our Offering Circular for the sale of a newly created class of preferred stock was declared effective by the SEC in November.

We are also aware that many shareholders are concerned about liquidity options in general, and our redemption plans specifically.  The first step toward re-starting our redemption plan was to re-start the dividend.  Because the Dividend Reinvestment Program funds the Share Redemption Program, we needed to have a dividend before we can have redemptions.  Last year, we re-opened the Share Repurchase Program for repurchases in the case of the death or long-term disability of the stockholder.  We plan to open the Share Redemption Program to all stockholders early this year after we publish our 2021 net asset value.

We closed on the purchase of the Hollywood Hillview property for $19,200,000 with a combination of a loan and capital contributions, and our partner is well on its way to completing approximately $3,000,000 in improvements to the property.  As many of you may know, our largest non-traded REIT position, Phillips Edison & Company, went public last year.  The shares we owned have now been sold, with proceeds of about $8,000,000; we are very pleased with the results.

We have had a tumultuous year, but we are pleased with our progress in transforming the Company into a successful real estate operating venture.  We believe the Company’s future is bright.  We are excited to continue this journey, and we are thankful for our shareholders’ continued support.

Enclosed is your Investor Statement with this quarter’s payment details.  If you invested through a trustee or custodian or requested a third-party deposit, or if you participate in the Dividend Reinvestment Plan, your dividend has been transmitted as directed.  If you receive a cash dividend, your check will arrive separately.  The Board of MRC anticipates making future dividends, if any, within 30 days after the close of the previous fiscal quarter.

Further, below is our 2021 dividend allocation for federal income tax purposes.  MRC’s tax return for the year ended December 31, 2021, has not yet been filed.  As a result, the income tax allocation for the dividends discussed below has been calculated using the best available information as of the date of this announcement.  If the amounts noted below change materially once we complete our 2021 tax return, we will provide corrected information once we are able to do so.   Please note that tax laws affect taxpayers differently, and the above information is not intended as advice to shareholders as to how dividends should be reported on their tax returns.  We encourage shareholders to consult with their own tax advisors with respect to the income tax effects of these dividends.

Record Date	Payable Date	Ordinary Dividends*	Capital Gain Distribution	Return of Capital	Total Distribution per Share
Common Stockholders

3/31/21	5/27/21	$-	$0.00900	$0.04100	$0.05000

6/30/21	7/30/21	$-	$0.01080	$0.04920	$0.06000

9/30/21	10/29/21	$-	$0.01260	$0.05740	$0.07000

12/31/21	1/21/22	$-	$0.01440	$0.06560	$0.08000

Totals		$-	$0.04680	$0.21320	$0.26000

		0.00%	18.00%	82.00%

Preferred Series A Stockholders

12/31/21	1/21/22	$-	$0.02250	$0.10250	$0.12500

Totals		$-	$0.02250	$0.10250	$0.12500

		0.00%	18.00%	82.00%
* Also section 199A dividend

We appreciate your investment in MRC.  We are excited about the interest we have received in MRC from investors and the investment opportunities we have encountered.  We believe your confidence in us will be rewarded.

Sincerely,
MacKenzie Realty Capital, Inc.

Robert E. Dixon, President

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believe,” “plans,” “likely,” “anticipate,” “position,” “probable,” “committed,” “achieve,” “rewarded,” and “focused,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.

This letter does not constitute an offer to purchase or sell Mackenzie securities. No money or consideration is being solicited by the information in this letter or any other communication and, if sent, money will not be accepted and will be promptly returned. A potential investor’s indication of interest does not create a commitment to purchase the securities we are offering. A copy of the Offering Circular that forms a part of the Offering Statement may be obtained on the SEC’s website: https://www.sec.gov/Archives/edgar/data/1550913/000155091321000062/mrcofferingcircular11.2.21.htm.